FOR IMMEDIATE RELEASE
Contact: Monique Skruzny
(954) 689-3119 tel.
aolairr@aol.com

AOL LATIN AMERICA REDUCES FIRST QUARTER 2004 NET LOSS 33% FROM
YEAR AGO

Cash Usage Declines

FORT LAUDERDALE, Fla., May 11, 2004 – America Online Latin America, Inc. (Nasdaq: AOLA) today announced that its net loss for the quarter ended March 31, 2004, narrowed 33% from the same period last year as cash used in operations was reduced by 68%.

The Company’s first quarter 2004 net loss applicable to class A common stockholders, which includes dividends to preferred stockholders, was $21.1 million, or $0.16 per class A common share, basic and diluted, compared with a loss of $31.2 million, or $0.25 per share, in the same period a year ago. This first quarter loss compares with a fourth quarter 2003 net loss applicable to common stockholders of $26.9 million, or $0.20 per share.

AOL Latin America’s net loss before dividends on preferred stock was $17.4 million in the first quarter of 2004, narrowing from a net loss of $28.2 million in the prior-year period and from $22.4 million in the fourth quarter of 2003.

Total revenue was $14.0 million in the first quarter of 2004, down 14% from $16.3 million in the first quarter of 2003 and down 6% from $14.9 million in the fourth quarter of 2003. Subscription revenue totaled $13.5 million, down 10% compared with $15.0 million in the year-earlier quarter and down 2% from $13.8 million in the fourth quarter of 2003. Reduced membership drove lower subscription revenues. Advertising and other revenue totaled $548,000 in the first quarter of 2004, down 59% from $1.3 million in the prior-year period and down 50% from $1.1 million in the fourth quarter of 2003. The Company expects revenues to decrease further in the second quarter of 2004, as a result of continued declines in membership.

First-Quarter Membership

The Company had 433,000 members as of March 31, 2004, down from 462,000 members on December 31, 2003. The decline in membership was driven by lower levels of new member registrations, which were insufficient to offset membership turnover. New member registrations continue to be negatively impacted by strong price competition from providers of free Internet services in Brazil and paid services in Mexico. The Company expects a further decline in membership of a similar number of members in the second quarter of 2004 and expects membership to continue to decline during the second half of 2004. New member registrations have also been negatively impacted by the slower-than-expected implementation of the McDonald’s McInternet marketing initiative in Brazil. The Company anticipates full implementation of the agreement by the first quarter of 2005, although it does not expect interim targets under the recently modified agreement to be met. AOL Latin America still hopes McDonald’s will become an important member acquisition channel.

As with the Company’s previous membership reports, the 433,000 membership total includes members participating in free trial periods and retention programs, as well as members of the co-branded Banco Itaú service. Totals include members of the AOL country services, Web-based interactive services and broadband offerings. As of March 31, 2004, approximately 15% of the membership total was comprised of subscribers to the Company’s Web-based interactive services and 5% was comprised of subscribers to the Company’s broadband service in Brazil.

Improved Cash Utilization

Cash used in operating activities in the first quarter of 2004 was $4.9 million, down 68% from $15.1 million used in the first quarter of 2003 and a 35% decline from $7.5 million in the fourth quarter of 2003. The improvement in cash used in operating activities was achieved largely as a result of the Company’s reduced losses, driven primarily by lower marketing and telecommunications costs, and through one-time improvements in working capital due to the collection of outstanding accounts receivable. The postponed launch of the AOL 9.0 client software in Mexico, which is now scheduled for the second quarter of 2004, contributed to lower marketing expense in the first quarter of 2004.

Cash and cash equivalents totaled $29.3 million as of March 31, 2004, a reduction of $3.6 million from the end of the fourth quarter of 2003. As in the recent quarters the Company’s cash and cash equivalents position benefited from a payment from Banco Itaú to the Company in lieu of certain marketing activities. AOL Latin America received $1.4 million from Banco Itaú in the 2004 first quarter. The Company expects to continue to receive similar payments from Banco Itaú in the future, although the amounts of these payments will decrease. The Company believes that under its current operating plan, cash on hand will still be sufficient to fund operations into the first quarter of 2005.

Management Comments

Charles Herington, President and CEO of AOL Latin America, said: “AOL Latin America began the new fiscal year with a continued focus on our Web-based services in Brazil, Argentina and Puerto Rico as well as careful attention to our cost structure. In terms of financial performance, we once again reported an important reduction of cash usage, 68%, compared with spending a year ago, reflecting good progress in our efforts to reduce costs. Net loss declined by nearly one-third from 2003 levels. It has been our ability to reduce losses and conserve cash over time that has freed the resources to develop and launch our Web-based interactive services in three of our four markets – Brazil, Argentina and Puerto Rico.”

“We expect to roll out AOL 9.0 in Mexico shortly, bringing the latest, enhanced client software to that market. We have revised our marketing agreement with McDonald’s in Brazil, and continue our Banco Itaú service, which we hope will be important membership drivers. By quarter’s end, about one-fifth of AOL Latin America members were using one of our Web-based services or our AOL MAXX broadband service in Brazil,” Herington continued.

Operating Activities

AOL Latin America’s McInternet marketing partnership in Brazil, which provides Internet access at McDonald’s locations through AOL’s new Web-based services, is now available at 131 McDonald’s locations. More than 125 McInternet hosts were recently trained to help customers connect at the online kiosks and describe the benefits of the AOL services. And, in accordance with the marketing agreement with McDonald’s, modified in the first quarter of 2004, two national advertising campaigns will be launched by McDonald’s highlighting the AOL Brazil service during 2004. In addition, AOL Latin America’s other major marketing partnership, the Banco Itaú service, has seen membership levels stabilize during the first quarter of 2004 following the introduction of AOL Brazil’s Web-based and broadband services.

AOL Mexico has completed preparations for the introduction of AOL 9.0, the latest version of the AOL client software, and expects to roll out the upgrade shortly. AOL Puerto Rico was the first of the Company’s services to launch 9.0, which took place in late 2003. The new client software includes AOL’s new TopSpeed Web acceleration technology, which enhances Web-surfing speed, together with new safety and security protections and enhancements to instant messaging and e-mail.

About AOL Latin America

America Online Latin America, Inc. (Nasdaq: AOLA) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service, America Online Brazil, in November 1999. America Online, Inc., a wholly owned subsidiary of Time Warner Inc. (NYSE:TWX), and the Cisneros Group of Companies are AOL Latin America’s principal stockholders. Banco Itaú, a leading Brazilian bank, is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships and regional experience of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at http://www.aola.com. America Online members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

Safe Harbor

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) our expectation that cash on hand will allow us to continue to finance operations into the first quarter of 2005, (ii) future membership and revenue levels, (iii) the expected timing of the implementation of the agreement with McDonald’s Brazil and the benefits of that agreement, (iv) future payments that we may receive from Banco Itaú if we continue to request that Banco Itaú pay us in lieu of conducting marketing activities, (v) the scheduled launch of AOL 9.0 in Mexico and (vi) future cash utilization. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K for the period ended December 31, 2003, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: our limited cash position, the impact our continued losses will have on our ability to finance our operations, our declining membership base, the success of our web-based services, the success of the co-branded Banco Itaú service, the actions of our competitors and the impact of increased competition, the success of the marketing agreement with McDonald’s Brazil, currency exchange rates, our ability to retain members, uncertainty relating to our ability to convert our subscribers into paying subscribers, our limited operating history, uncertainty regarding the success of our targeted marketing initiatives, macroeconomic developments in Brazil and Mexico, the actions of our partners in the McInternet initiative and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

CONSOLIDATED CONDENSED OPERATING RESULTS AND EPS

	Three Months Ended
	March 31,
	2004	2003
	(In thousands, except per share information)
	Unaudited
Revenues:
Subscriptions	$13,471	$14,958
Advertising and commerce	548	1,337

Total revenues	14,019	16,295

Costs and expenses:
Cost of revenues	(9,325)	(16,569)
Sales and marketing	(12,136)	(16,539)
General and administrative	(5,888)	(6,965)

Total costs and expenses	(27,349)	(40,073)

Loss from operations	(13,330)	(23,778)
Other expense, net	(4,033)	(4,421)

Loss before income taxes	(17,363)	(28,199)
Income tax (provision) benefit	(30)	27

Net loss	(17,393)	(28,172)
Less: dividends on Series B and C preferred shares	(3,661)	(3,033)

Net loss applicable to common stockholders	$(21,054)	$(31,205)

Loss per common share, basic and diluted	$(0.16)	$(0.25)

Weighted average common shares outstanding	135,210	125,304

BALANCE SHEETS (In thousands)

	As of
	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,166	$32,633
Short-term money market investments	165	268

Total cash and cash equivalents	29,331	32,901
Trade accounts receivable, net of allowances	1,872	2,267
Other receivables	464	243
Prepaid expenses and other current assets	7,774	8,796

Total current assets	39,441	44,207
Property and equipment, net	3,952	4,771
Investments, including securities available-for-sale	521	194
Product development costs and other intangible assets, net	43	50
Other assets	6,254	6,517

TOTAL ASSETS	$50,211	$55,739

LIABILITIES AND CAPITAL DEFICIENCY
CURRENT LIABILITIES
Trade accounts payable	$2,987	$3,264
Payables to affiliates	2,587	1,349
Accrued expenses and other current liabilities	18,369	22,586

Total current liabilities	23,943	27,199
Senior convertible notes	160,000	160,000
Deferred revenue and other non-current liabilities	1,227	1,499

Total liabilities	185,170	188,698

CAPITAL DEFICIENCY
Preferred stock, common stock and additional paid-in capital, net of unearned services and accumulated other comprehensive loss	735,051	719,658
Accumulated deficit	(870,010)	(852,617)

Total capital deficiency	(134,959)	(132,959)

TOTAL LIABILITIES AND CAPITAL DEFICIENCY	$50,211	$55,739

CONSOLIDATED CONDENSED CASH FLOW INFORMATION (in thousands)

	Three Months Ended
	March 31,
	2004	2003
	Unaudited
OPERATING ACTIVITIES
Net loss	$(17,393)	$(28,172)
Net operating activity	12,543	13,044

Net cash used in operating activities	(4,850)	(15,128)
Net cash used in investing activities	(61)	(344)
Net cash provided by financing activities	1,464	—
Effect of exchange rate changes on cash and cash equivalents	(123)	487

Net decrease in cash and cash equivalents	(3,570)	(14,985)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32,901	75,501

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,331	$60,516